Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Regains
Nasdaq Minimum Bid Price Requirement

MINNEAPOLIS, MN - January 6, 2012 - Urologix, Inc. (NASDAQ: ULGX), is the market leading medical device company for in-office procedures to treat BPH that provide safe, durable and effective results. Urologix provides urologist customers two proven technologies to treat the widest range of patients suffering from enlarged prostate in the comfort of their office setting, Cooled ThermoTherapy™ (CTT) and Prostiva® RF Therapy.

Today, the Company announced that it received a letter, dated January 6, 2012, from The Nasdaq Stock Market notifying Urologix that it has regained compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2).

The Nasdaq letter states that the closing bid price of the Company’s common stock has been at $1.00 per share or greater for the last 10 business days. The Company now meets all criteria for continued listing on The Nasdaq Capital Market.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Cooled ThermoTherapy™ product line includes the CoolWave® and Targis® Control Units and the CTC Advance® and Targis® catheter families.  The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH voiding symptoms.  Both of these products provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696